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                                                                    Exhibit 23.1


                         INDEPENDENT AUDITORS' CONSENT

       We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-32756 of CuraGen Corporation on Form S-3 of our report dated January 19, 2000 (except as to Footnote 9 as to which the date is February 16, 2000 with respect to the Convertible Debt Offering and March 2, 2000 with respect to the Stock Split), appearing in the Annual Report on Form 10-K of CuraGen Corporation for the year ended December 31, 1999 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



  /s/ Deloitte & Touche LLP

  DELOITTE & TOUCHE LLP

  Hartford, Connecticut
  May 31, 2000